FOR IMMEDIATE RELEASE             For More Information, Contact:
May 14, 2003                      Randall K. Boatright, Chief Financial Officer
                                  (210) 495-8787



DEXTERITY REPORTS RESULTS FOR THE FIRST QUARTER 2003

SAN ANTONIO, Texas (May 14, 2003) --- Dexterity Surgical, Inc. (OTC BB:DEXT), reports results from operations for the first quarter ended March 31, 2003. The Company reported a first quarter 2003 net loss applicable to common stockholders of $758,000 or 6 cents per share, as compared with the first quarter 2002 loss of $849,000 or 7 cents per share.

A Company spokesman stated work continues on the definitive agreement regarding the sale of the Company's major asset. However, there are no assurances the agreement will be finalized or a settlement will be reached with all creditors.

ABOUT DEXTERITY

Since the introduction of the first Pneumo Sleeve and Protractor in 1995, Dexterity Surgical, Inc. has pioneered the field of Hand Assisted Laparoscopic Surgery. The Company's goal is to provide focused segments of the minimally invasive surgical marketplace with products that enhance patient outcome, increase surgical flexibility and reduce health care costs.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

                            DEXTERITY SURGICAL, INC.

                              Financial Highlights

                                                              Quarter Ended
                                                                 March 31
                                                     ------------------------------
                                                         2003              2002
                                                     -------------    -------------
Net sales                                            $     250,177    $     175,489

Net loss applicable to common stockholders           $    (758,426)   $    (849,401)

Basic and diluted loss per common share              $        (.06)   $        (.07)

Weighted average shares outstanding                     12,121,492       12,121,492


                                      -END-